As of  March 27, 1997





Mr. David G. Short
Vice President
NPC International, Inc.
NPC Restaurants LP
NPC Management, Inc.
720 West 20th Street
Pittsburg, KS  66762

Re:  Amendment to Asset Sale Agreement

Dear Mr. Short:

The purpose of this letter (this "Amendment") is to amend certain provisions of the Asset Sale Agreement, dated March 3, 1997 (the "Asset Sale Agreement"), among Pizza Hut of America, Inc. ("PHA"), Pizza Hut of Brazos Valley, Inc. ("PHBV"), Pizza Management, Inc. ("PMI"), A&M Food Service ("A&M"), Pizza Hut of San Diego, Inc. ("PHSD"), Hoosier Pizza Hut Co. ("HPH"), North Gate Pizza Hut, Inc. ("NGPH"), Pizza Hut, Inc. ("PHI"), NPC International, Inc. ("NPC"), NPC Restaurants LP ("Partnership") and NPC Management, Inc. ("Management"). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Asset Sale Agreement.

     1. Amendment PHA, PHBV, PMI, A&M, PHSD, HPH, NGPH, PHI, NPC, Partnership and Management hereby agree to amend the Asset Sale
Agreement as follows:

     (a)  Subsection 6.1 Conditions to Closing on the Lake
Charles Stores is hereby amended by deleting such clause in its entirety and substituting in lieu thereof the following:

     "6.1 Conditions to Closing on the Lake Charles Stores. Buyers and Sellers are aware of a lawsuit on file in the United States District Court, Western District of Louisiana, Lake Charles Division, styled Malcolm Jones, et al., Plaintiffs vs. Pizza Hut of America, Inc., Defendant, Civil Action No. 97-C200 (the "Jones Case"). The Jones Case involves a claim that the Seller's operating affiliate in Lake Charles, Louisiana, has engaged in unlawful discrimination in the way in which it has defined its delivery areas in the North Lake Charles area. Sellers deny the claim and intend to vigorously defend the Jones Case. Seven of the Restaurants are located in the Lake Charles, Louisiana, DMA. Four of the seven Restaurants (#418006 at 2624 Hwy. 14, Lake Charles, LA; #418076 at 3909
Ryan Street, Lake Charles, LA; #719201 at 4445 Nelson Rd., Lake Charles, LA; and #719202 at Rte. 5, Hwy. 378, Moss Bluff, LA) are in Lake Charles proper (the "Lake Charles Stores"). The Buyer's obligation to close on the Lake Charles Stores is conditioned upon a final resolution of the Jones Case acceptable to Buyers. Sellers agree to obtain Buyers' proper approval for any settlement of the Jones Case that involves any commitment regarding redefinition of the delivery areas for the Lake Charles Stores. If the Jones Case is not finally resolved prior to the second Closing (as described in Section 7), Buyers' obligation to close on the Lake Charles Stores will be deferred and the purchase price will be reduced by $1.1 million. In that event, Buyers will have the option to assume operation of the Lake Charles Stores on the date of the second Closing pursuant to a management agreement between PHA and NPC on mutually agreeable terms. Thereafter, upon a final resolution of the Jones Case acceptable to Buyers, and in accordance with the management agreement between PHA and NPC, Buyers will acquire the Lake Charles Stores (paying $1.1 million to Sellers at such time), and the management agreement will terminate."

     (b) The following Subsection 6.2 is hereby added immediately following Subsection 6.1:

     "6.2 Conditions to Closing on the Champaign, Illinois Stores. Buyers and Sellers are aware of certain physical plant issues and requirements being made by the City of Champaign, Illinois, which affects the transfer of the following two
Restaurants: #405054 at 409 N. Mattis Avenue, Champaign, Illinois, and #405060 at 411 E. Green Street, Champaign, Illinois (the "Champaign Stores"). Buyers obligation to close on the Champaign Stores will be deferred, however there will be no reduction in the purchase price. Buyers agree to assume operation of the Champaign Stores on the date of the second Closing pursuant to a management agreement between PHA and NPC on mutually agreeable terms. Buyers may acquire the Champaign Stores (paying $1.00 to Sellers at such time) in accordance with the management agreement and the side letter addressed to NPC and Management regarding the purchase option, both dated March 27, 1997, and the management agreement will terminate."

     2. No Other Amendments: Confirmation. Except as expressly amended hereby, the provisions of the Asset Sale
Agreement, and all rights and obligations thereunder, remain in full force and effect.

     3. Counterparts. This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, will be deemed an original, but all counterparts together will constitute but one and the same instrument.

     4.  Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY,
AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE
STATE OF KANSAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF
LAWS.

     Please indicate your agreement with respect to the foregoing by signing and returning to us the enclosed copy of this Amendment.

                          Very truly yours,
                          Pizza Hut of America, Inc.

                          By:
                              Robert Cr. Kreidler, Attorneyin-Fact

                          Pizza Huts of Brazos Valley, Inc.
                          By:
                              Robert Cr. Kreidler, Attorneyin-Fact

                          Pizza Management, Inc.

                          By:
                              Robert Cr. Kreidler, Attorneyin-Fact

                          A&M Food Services, Inc.

                          By:
                              Robert Cr. Kreidler, Attorneyin-Fact

                          Pizza Hut of San Diego, Inc.

                          By:
                              Robert Cr. Kreidler, Attorneyin-Fact

                          Hoosier Pizza Hut Co.

                          By:
                              Robert Cr. Kreidler, Attorneyin-Fact

                          North Gate Pizza Hut, Inc.

                          By:
                              Robert Cr. Kreidler, Attorneyin-Fact


We agree to and accept the terms and conditions of this Amendment, as of the 27th day of March, 1997.


NPC International, Inc.

By:
     David G. Short, Vice President



NPC Restaurants LP

By:  NPC International, Inc.
     (general partner)

     By:
          David G. Short
          Vice President



NPC Management, Inc.

By:
          David G. Short, Vice President